Exhibit 99.2

AEGION CORPORATION
March 1, 2016
9:30 a.m. ET

Operator:	This is conference 41999292.

Good morning, and welcome to the Aegion Corporation 2015 fourth-quarter and full-year earnings call. At this time, all participants are in a listen-only mode. Later, there will be a question-and-answer session, and instructions will follow at that time. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Ruben Mella, Vice President of Investor Relations. Ruben, you may proceed.

Ruben Mella:
Good morning, and thank you for joining us today. On the line with me are Chuck Gordon, President and Chief Executive Officer; David Martin, Executive Vice President and Chief Financial Officer; and David Morris, Executive Vice President and General Counsel.

We have posted a presentation that will be used as a reference during the prepared remarks on our website at Aegion.com/investors. You will find our Safe Harbor statement in the Presentation and Press Release. During this call and in the Presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon.

Charles Gordon:
Thank you, Ruben, and good morning to all of you joining us on the line and webcast. As we review 2015 and discuss the outlook we expect for this year, there are three takeaways I'd like you to remember, as you can see on slide 1.

First, we are pleased with how we successfully managed an unprecedented collapse in oil prices in 2015 to deliver solid earnings and record cash flow.

Second, we've taken steps to reposition our upstream exposure and streamline costs with the goal to weather an even more challenging energy market environment in 2016.

Finally, the strategic actions we announced in January underscored our strategy and action to enhance our growth prospects.

Let me begin my remarks with the last point on slide 2. We recently closed the acquisition of Underground Solutions and welcomed their senior management team, who average more than 20 years of industry experience. These individuals now form an expanded team within our Infrastructure Solutions platform dedicated to growing our presence in the pressure pipeline rehabilitation market. We paid approximately $85 million for Underground Solutions, with an additional $5.3 million from the discounted value of tax benefits associated with existing net operating loss carryforwards.

Turning to slide 3. We expect Underground Solutions earnings contribution in 2016 to be accretive based on a strong backlog position early in 2016, which gives us confidence they can deliver full-year revenues of $50 million within their historical mid to high-single digit growth rate. They have a successful business model focused on the sale of their patented fusible PVC technologies and their proprietary pipe fusion capabilities, generating gross margins of 40% or better, and operating margins in excess of 10%.

This is a well-run and profitable business. We are excited to have them on board.

Our approach today is to build a diverse portfolio of pressure pipe technologies to offer customers the best transfer solution across the diameter and pipeline pressure spectrum. With our Insituform, Fibrwrap, and Underground Solutions customer offers, we have a strong base of nearly $90 million in expected 2016 revenues from which to grow in this attractive end market.

The estimated addressable North American trenchless waterpipe rehab market is over $1 billion, growing at a mid- to high-single digit annual rate, as you can see on slide 4. We also have promising R&D initiatives underway to approve our Cured-In-Place Pipe Rehabilitation Solutions with InsituGuard and InsituMain, largely focused on extending our footprint in the medium and, in some cases, smaller, diameter segments.

We have an effort currently underway to develop an innovative solution to rehabilitate small diameter water pressure pipes, which often require service reinstatement. There isn't one single technical trenchless pressure pipe solution that best addresses all of our customers' needs. Rather, we believe a portfolio of alternative technologies is the best way for Aegion to provide optimal solutions to solve our customers' particular problems. I believe we are taking the right approach to have a renewed but focused effort to grow in the pressure pipe market.

Turning to slide 5. In our Corrosion Protection Group, we launched a new initiative to further improve how Corrpro approaches the midstream market with one of the most important -- with one of their most important services, close interval integral surveys on pipelines. Today, our teams are walking pipelines, collecting readings from the cathodic protection systems we install. Our engineers in turn process the information to help our customers identify areas where there may be issues with corrosion.

The objective for the Asset Integrity Management Initiative is to increase the accuracy of the data we collect, upgrade how we share this valuable information with customers, and create a systems-based infrastructure to support potential future pipeline asset management services that we may add to expand our capabilities. We plan to use geospatial mapping software to show our close interval survey results, and interface those results with the database systems most of our large customers use.

We are also creating a robust data base repository to help other customers to manage their pipeline integrity data. We also believe the technology will be applicable in Infrastructure Solutions. We are investing in this effort despite today's challenging energy markets because our customers need to better understand the state of their pipeline assets, and to also address growing regulatory requirements for proactive pipeline integrity management. At a minimum, we expect this effort will expand our business with existing customers as we continue to be easier to do business with.

While we are investing to enhance future growth, we had to address the current energy market environment. In January, we announced proactive steps to best position us in what we believe will be a sustained period of relatively low oil prices, as you can see on slide 6.

First, we reduced our exposure in the high-cost oil extraction market in Canada by selling our stake in the Bayou Perma-Pipe joint venture for $9.6 million. We believe the best way for us to succeed going forward is to provide a differentiated technological solution, and ideally to have mobile field operations with modest overhead to maximize operating margins. Bayou Canada's fixed site location, without differentiated coating technologies, in a high-cost oil production area, led to our decision to sell the operation.

Second, we downsized but not exited our operations in Central California as a result of losing one large upstream maintenance contract and seeing a significant scope reduction on a second contract. Both were long-term clients where the bids we submitted at margins we deemed appropriate to sustain the long-term health of our operations were not sufficient to win, as customers in the region significantly reduced costs in 2016. The annual value of those combined contracts was in the $70 million range.

Third, the low oil price environment has increased the risk of project delays and the possibility for cancellation of new midstream construction projects in 2016. While about 20% of Corrpro's revenues comes from new pipeline construction, we felt it was necessary to improve our competitive position in a more volatile environment by reducing costs. Longer-term, we remain confident there will be significant investments in pipeline infrastructure, especially in North America where asset integrity management should play a critical role.

These actions are expected to reduce our annual upstream revenues to less than 10% of expected consolidated revenues in 2016, a reduction of approximately $100 million, as shown on slide 7. The restructuring plan announced in January has already accomplished the downsizing actions.

We've quickly moved to reduce costs across the Company, and we expect to achieve our goal of reducing annual costs by $15 million. We expect to recognize a $7 million to $9 million pretax charge, most of which will be recorded in the first quarter of 2016.

Let's turn to the outlook for 2016. As you can see on slide 8, the Corrosion Protection platform will face greater pressure this year from the difficult energy markets. Backlog at December 31, 2015, excluding the Appomattox contract, was down approximately 16%, primarily because of a further reduction in upstream project activity. While all of our upstream services will be affected, our coating operations in Louisiana will have the biggest impact, which means a loss in 2016 until pipe coating insulation production begins with for the Appomattox contract.

The midstream market is also off to a slow start primarily in the US and Canada, which is reflected in backlog. For the full year, we expect revenues for Corrosion Protection to be in line with what we achieved in 2015, assuming the Appomattox project begins as we expect in the fourth quarter. Under this scenario, and with the expected benefits of the cost reduction efforts, we estimated operating income in 2016 to be in line with what we achieved in 2015.

There is a lot of activity at our facility in Louisiana with the construction of a state-of-the-art insulation facility for the Appomattox project. We expect to complete construction, certification and testing before the fourth quarter.

We are working with our material vendor to ready their proprietary thermosetting polymer material for production application. Their insulation coating material provides an innovative robust thermal barrier at extreme temperature ranges. The insulation coating is also stable and incompressible in extreme pressure environments like those found in ultra-deepwater applications. The total value of the multiyear Appomattox contract is over $130 million.

Let's turn to the Energy Services platform on slide 10. Energy Services backlog is down $52 million to $193 million. The downsizing in Central California resulted in a decline in backlog of approximately $70 million. We expect a favorable West Coast downstream market in 2016. Demand remains high for refined petroleum products, which indicates high-capacity utilization, and the need for reliable and safe mechanical maintenance, small capital construction, and turnaround services.

There are no contracts up for renewal in 2016. I will point out Energy Services benefited last year from increased billable hours during the USW strike and cleanup and repair efforts after the Torrance refinery incident. We are concluding a couple of large turnaround projects in the first quarter, which gets us off to a good start this year. The pullback in the upstream market, the one-time events last year, and uncertainty with the turnaround market, leads us to expect annual revenues of approximately $250 million, with operating margins in line with 2015.

Let me conclude the outlook with Infrastructure Solutions, excluding the contribution from Underground Solutions, on slide 11. Infrastructure Solutions had an excellent year in 2015. Market conditions were favorable, and we successfully repositioned our international strategy with our restructuring.

The Fyfe business made a strong recovery aided by a large nuclear pipeline rehabilitation project. NAR's backlog was relatively flat year-over-year when adjusting for the translation impact of Canadian currency, and it provides a strong position for the business going into 2016.

Our assessment of the market for 2016 remains favorable. We expect the CIPP market in North America to grow low-single digits, giving us the opportunity to grow in line with the market. We also see favorable market conditions in Fyfe's fiber reinforced polymer market. We don't expect a replacement for the large project I just mentioned, but we do expect to overcome that headwind and modestly grow revenues and profits.

Because of a strong close to 2015 and timing with respect to project awards, backlog at December 31 was down 8% to $311 million from the end of 2014. We've had a good month in January for bookings, which gives me confidence we are starting 2016 on the right track for Infrastructure Solutions to conclude 2016 with low-single digit revenue and profit growth, again excluding contribution from Underground Solutions.

We traditionally generate the majority of earnings in the second half of the year, and that will be the case this year, but even more so due to the scheduled production of Bayou. In 2015, our Bayou operations started very strong with a number of large coating projects in Louisiana as well as a good Q1 in the Bayou Canadian operation, which has now been divested. In 2016, we anticipate a slower start for Bayou, due to a lack of workable backlog. But unlike 2015, we expect a strong close to 2016 due to the Appomattox project.

The first quarter is our smallest for earnings generation, and this year we expect non-GAAP earnings-per-share to be below what we achieved in the first quarter of 2015. Infrastructure Solutions is expected to have a good quarter, assuming typical weather for our crews in North America during March. We believe Energy Services will perform in line with last year, because of the turnaround activity underway, and the year-over-year offset between actions taken to make our Permian operations profitable, and the downsizing of Central California this year.

The challenge will be with Corrosion Protection due to a difficult market in Canada, limited workable backlog for a Bayou pipe coatings facility in Louisiana, and continued weak market conditions for United Pipeline. The expected variance in contribution from these operations, compared to Q1 of 2015, could be as much as $0.07 to $0.09 per diluted share. Our cost reduction efforts, coupled with the contribution from Underground Solutions, should partially offset the shortfall.

We've taken the right actions to best position Aegion for the market conditions we anticipate in 2016. As we've demonstrated in the past, we will continue to evaluate our portfolio to ensure we react to market changes with the objective of delivering sustained growth at appropriate returns. The acquisition of Underground Solutions is one example of how we are taking action to enhance our growth prospects by expanding in the growing pressure pipe market.

The majority of our business enjoys favorable market conditions in water and wastewater, downstream refining, and the midstream market with some added risk. Despite the slow start we anticipate in 2016, we believe our performance will improve as the year progresses, so that we can largely balance the positive actions we've taken with the market challenges we face, and deliver full-year non-GAAP earnings in line with what we achieved in 2015, including what we expect will be a fourth-quarter contribution from the Appomattox project.

During the early part of 2016, we have seen increased challenges in the energy markets. The increased challenges are expected to be offset by our growing confidence in meeting the schedule for Appomattox.

Aegion has continued to improving as a Company in charting the right course for future growth. Two of our core values calls for every employee to solve problems and improve to be better. We will soon begin a company-wide initiative to implement a continuous improvement culture, driven at the employee level in a supportive team environment. We plan to examine processes internally and externally, and to create a relentless drive to improve effectiveness, reduce accidents, and eliminate wasted time, errors, and defects.

We've also named Joe Foley as Aegion's Chief Sales Officer. Joe has a long history as a sales executive in both the industrial and municipal markets. Our focus on continued improvement and sales excellence is required for Aegion to produce organic growth in the face of challenging markets.

I'm pleased with the resiliency that our operating results demonstrated in 2015. 2016 will be another challenging year in the energy markets. We've moved quickly to offset those challenges. And while we do not expect further restructuring, we will continue to assess the position of our portfolio across all our markets. We expect that the Infrastructure Solutions and Energy Services businesses will be stable in 2016, and we expect those businesses to successfully offset the continued challenges in the upstream energy market.

Let me turn the call over to David for his perspective on our fourth-quarter performance.

David Martin:
Thank you, Chuck, and good morning, everyone. The release yesterday provided detail about the results for the quarter and the year, so I intend to just hit some high points and drivers of performance in the fourth-quarter and full-year.

Let's start with our cash generation on slide 12. In 2015, cash flow from operating activities provided $132 million of cash compared to $81 million in 2014. I commend our operating teams for their efforts to improve our cash conversion efficiency, which resulted in a record cash balance of $212 million at the end of the year, an increase of $37 million from the end of 2014.

In the fourth quarter, cash flow from operations provided $63 million of cash compared to $72 million in the fourth quarter of 2014. The majority of the favorable variance came from the increased cash collections in the quarter.

On a year-over-year basis, DSOs ended at 79 days, a three-day decline from the end of 2014. I've excluded certain prepayments on our large coating projects in Louisiana, which would drive DSOs down by another 12 days. We've made a lot of progress since 2013 when DSOs were over 90 days, and I still believe we can achieve or surpass our objective to reduce DSOs to 75 days or less on a sustainable basis in the near-term.

We will be very focused in 2016 on delivering strong operating cash flow results. Our uses of cash in 2015 included capital expenditures of $29 million compared to $33 million in 2014. I anticipate CapEx for 2016 will be in the range of $35 million, as we have some capital requirements to replace equipment in our Infrastructure Solutions business, including modest amounts for Underground Solutions.

This amount does exclude the capital necessary for our new coating projects in Louisiana, which are substantially funded through customer deposits I mentioned earlier.

We spent $25 million in 2015 to repurchase approximately 1.5 million shares at an average price of $18.50. We have about 15% of the current $20 million Board authorization remaining in effect, and we anticipate that it will be exhausted within the next month or so. By the terms of our new credit facility, we have the ability to repurchase up to an additional $40 million of our stock in 2016 beyond the current authorization.

For 2015, we paid down a net $24 million in debt repayments, as you parse through the repayment of the debt in the previous credit facility and the term debt under the new agreement. We have scheduled debt repayments of nearly $18 million for 2016.

The record cash balance allowed us to fund approximately $60 million of the purchase price for Underground Solutions. The remainder was funded through our revolving line of credit that will be paid down with future free cash flow from the business.

Now let me address a few highlights from the fourth-quarter financial results starting on slide 13. We performed slightly better than expected with non-GAAP EPS of $0.36, notwithstanding consolidated revenues declining by 6% to $331 million. This $21 million variance is the result of a negative $15 million in foreign currency translation and a $6 million reduction in revenues from our decision to exit several international CIPP markets last year.

For the full-year of 2015, the stronger US dollar impacted our translated earnings results by approximately $0.12, as you can see on slide 14. Insituform's business in North America performed very well in the quarter, matching the strong performance they achieved last year because of a healthy backlog position and favorable weather during much of the quarter. The 7% decline in revenues to $135 million for the segment was mostly a result of the reduction in international revenues I just mentioned, and a $5 million negative impact from currency translation.

The challenges in the energy market significantly impacted Corrosion Protection, as revenues declined nearly 15%, with about half of the variance due to lower currency translation.

Energy Services grew revenues by 9% to $87 million, mainly because of strong performance in the West Coast downstream market.

Our adjusted non-GAAP gross profit declined approximately 20% to $67.5 million, while gross margins contracted 340 basis points to 20.4%. Margin compression, primarily as a result of the upstream market conditions, was the story for the quarter.

Now let me add some additional color on the gross margin performance for each segment, which is summarized on slide 15. Gross margins for Infrastructure Solutions declined 290 basis points to 25.1%, still a very strong result. About half that variance came from the successful closeout of the projects I mentioned for Fyfe/Fibrwrap last year in 2014 that resulted in gross margins well above typical levels.

The remaining half of the gross margin variance was due to low margins in the international markets, primarily in Europe, from greater competition and continued weak economic conditions. Insituform North America's margin was about 25%, a strong result because of continued solid execution and the benefits of lower fuel, resin, and fiber costs.

Turning to Corrosion Protection, gross margins declined 430 basis points to 21.1%. With the exception of Bayou Louisiana, margins contracted across the platform because of more difficult upstream market conditions, and in the midstream sector, where there was more price competition in the quarter and a greater mix of lower-margin construction services.

Finally, Energy Services' gross margins declined 140 basis points to 12.3% for two reasons. First, upstream gross margins were down significantly as customers reduced spending on maintenance and other services, and we wound down on the two largest contracts in Central California.

Second, we incurred early preparation costs as we ready the operation for heightened turnaround activity in the first quarter, and to transition an upstream contract to our Schultz Mechanical trade union business in Southern California. Despite the costs incurred for the turnarounds currently underway, downstream gross margins increased by 180 basis points to 14%, due to robust activity in the quarter and good execution. We expect this trend to continue in 2016.

As you can clearly see, our adjusted non-GAAP operating expenses for the fourth quarter were down $9.3 million or 17% from a year ago. The majority of the decrease came from cost-containment efforts and the savings from our restructuring plan within our Infrastructure Solutions segment. We also drove operating cost savings in Corrosion Protection and Energy Services as we made the appropriate cuts in response to challenging market conditions in the energy sector. This trend will also continue in 2016, as we took further cost reduction and restructuring steps, as we announced on January 4.

Let me briefly review a few additional items on slide 16. The effective tax rate on a GAAP basis was 6.8% compared to 19.8% in the fourth quarter of 2014. Excluding restructuring and all of the other charges, the non-GAAP tax rate was about 28% compared to 24% last year, due to a higher portion of income coming from higher tax jurisdictions, most notably the United States. I anticipate the tax rate for 2016 will be closer to 30% on a non-GAAP basis, due to expected increase in income from the US.

Chuck reviewed the actions we have taken to address the upstream market, including the restructuring. Based on our assessments of the energy markets and expectations of the continued low oil price environment that will persist for some time, the annual test for the value of intangible assets included a $10 million impairment to goodwill was necessary for our CRTS business within Corrosion Protection.

The loss of the two long-term maintenance contracts in our upstream business at the end of 2015 caused a triggering event for goodwill impairment review. We also made the decision to downsize Energy Services presence in Central California. Our review concluded with an impairment of $34 million related to the Energy Services businesses. The adjusted goodwill is reflected in our 10-K that was filed yesterday.

Our adjusted EBITDA, debt to EBITDA, as defined by our new credit facility, was just under 2.9 times at December 31, 2015 -- a comfortable place for us under the terms of our new credit facility with regard to leverage. We ended 2015 with a record $103 million of free cash flow, which represents about 8% of consolidated revenues -- our strongest annual result by far.

Our return on invested capital ended at -- of the year at 7.7%, a 20 basis point improvement over the return at -- for 2014 on the strength of our Infrastructure Solutions platform, and a reduction in invested capital from improved working capital, and the reduction in goodwill.

From my vantage point as CFO, we've strengthened our balance sheet through better working capital management, which generated record cash in a very difficult energy market. We judicially used a portion of our cash to advance our strategic initiatives and returning cash to stockholders. The new credit facility allows us to lock in favorable long-term interest rates and provide a greater flexibility to support future growth. We accomplished quite a bit in 2015, and I believe that puts us in a strong financial position for 2016 and beyond.

That concludes our prepared remarks, so I'll turn over the call to the operator to begin the Q&A session.

Operator:
Thank you. Ladies and gentlemen, if you have a question at this time, please press the star then the number one key on your touch tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Thank you. And our question comes from the line of Craig Bibb with CJS Securities. Your line is open. Please go ahead.

Craig Bibb:	You are continuing to make great progress. It looks like the worst thing that ever happened to Flint, Michigan could be the best thing that ever happened at Aegion. Are you --

Charles Gordon:	I'm sorry, you faded out a little bit.

David Martin:	I can't hear you.

Craig Bibb:	I'm wondering with what's going on in Flint and maybe urgency to replace more pressure water pipes, what steps are you guys taking to make sure you get your fair share of that?

Charles Gordon:
Well, I think the Underground Solutions demonstrates our commitment to the market. And remember that Insituform has the largest sales force in North America for CIPP, and we are combining that with a very experienced sales force for Underground Solutions.

We believe the combination of the sales force provides great sales coverage to find all the opportunities. We do think the pressure pipe market will continue to grow. As we look at Flint, it's a one-off. It's a very unusual situation where they, I think, inadvertently distributed low-pH water through their distribution system, which has certainly caused them a lot of problems, both with their water mains and with their service lines.

We are watching that situation very carefully. We are engaged up there. I think it remains to be seen exactly how the required rehabilitation is going to be funded. But we are certainly, I think, positioned and very actively participating in trying to sell our solutions there.

Craig Bibb:	Great. Okay. And then maybe you could give us an example of the additional services that would be possible with your Asset Integrity Management system and data?

Charles Gordon:
Sure. So, when we take -- when we do a close interval survey, we walk miles and miles of pipelines, taking data every few feet in a lot of cases. It's a lot of data. And what we're going to be able to do with that data is very, very efficiently transmit it to a database, and then be able, again, to review it very carefully to make sure that we've -- that the data has the integrity we want, and then also transmit it to a customer, so that they can look at it in a much easier way.

In the past, we've given it to them in reports, and they've had to transmit the data from our reports into their databases. So the whole digitalization of that process will make the process not only more efficient but also, I think, certainly far more accurate.

We see a lot of opportunities with the way we'll be handling data and with the way that we are going to be interacting with our customers to do more business with our existing customer base. This process -- it's going to be -- it will be an investment for us. But this process is going to make us much easier to do business with than we have been in the past. And we are really excited about that. We think that it will increase our share of wallet with our existing customer base.

Craig Bibb:
Okay, great. And a last one for David. Just -- you made great progress this year pulling capital out of your balance sheet into the working capital line. Are there any more ancient or disputed receivables? Or is that all cleaned up at this point?

David Martin:
I certainly believe we are in really good shape with our balance sheet and with our receivables, and really no significant -- anything, really, at all, relative to our customers. So, we've made all the necessary provisions, as we always do at every quarter and every year. And so, we are in very, very good shape.

And I'll also just add to that is that with these processes that we are improving across the business, and including billings on the front-end and getting accuracy, some of this digitalization effort can help us in that regard. And I think that will also improve our ability to collect faster. And that's one of the efforts that we have. So the DSO improvements that we've seen so far, I think there's still a good amount of opportunity beyond what we've already done.

Craig Bibb:	Great, thanks a lot, guys.

Operator:	Thank you. And our next question comes from the line of Mike Shlisky with Seaport Global. Your line is open. Please go ahead.

Mike Shlisky:
I've got a bunch of questions but maybe I should start with a brief housekeeping one first. Does your outlook for 2016, that you put out there for relatively flat EPS, include or exclude the $6 million to $9 million charge?

Charles Gordon:	It excludes --

David Martin:	It excludes it, yes.

Charles Gordon:	It's on a non-GAAP basis, yes.

Mike Shlisky:
Okay. Thanks, great. I also wanted to ask just a few brief questions at Underground. Your last call back in January, there were some questions that we couldn't answer at the time. Could you maybe give us just a view of a dollar amount of Underground's backlog? And secondly, can you quantify for us what you might see for accretion this year overall from Underground?

Charles Gordon:
So what we've -- they had backlog at the end of the calendar year that was in the $10 million to $20 million range. They also, from a profitability standpoint, like I mentioned, we expect them to generate 2015 revenues in the -- or 2016 revenues, rather, I'm sorry -- in the $50 million range, and we expect a 10% operating margin on that business.

Mike Shlisky:	Okay. All right, great.

Charles Gordon:	And the operating margin obviously is net of all the purchase price accounting. The EBITDA is much higher for the business.

Mike Shlisky:
Okay. I also wanted to ask about your new head of sales, and how you mentioned earlier how you have different solutions to sell for individualized corrosion projects. Is there going to be just some additional emphasis on cross-selling in 2016? Or additional emphasis on approaching the customer with multiple brands in 2016, depending upon what you think they might need?

Or do you come at a customer with individual solution in mind, based on what you kind of know and hope to win? I guess just a little more color on how Joe might change the sales process.

Charles Gordon:	That's a great question. We absolutely expect more cross-selling. We've already seen some opportunities with that UGS sales force has uncovered for, as an example, United Pipeline Systems.

And one of our challenges is, as we get to know the -- their sales force better, and we certainly understand our North American rehab sales force, is the combination of those, we want to make sure that we're covering every opportunity. We also want to stay focused. But we absolutely believe that there is a big cross-selling opportunity, particularly in the Pressure Pipe segment.

Mike Shlisky:	Okay, great. Great quarter, guys. Thank you.

David Martin:	Thanks.

Charles Gordon:	Thank you.

Operator:	Thank you. And our next question comes from the line of Eric Stine with Craig-Hallum. Your line is open. Please go ahead.

Eric Stine:	Morning everyone. Thanks for all the color on the business.

Charles Gordon:	Morning, Eric.

David Martin:	Morning.

Eric Stine:
Thanks for all the details. Maybe just on the cash flow outlook, clearly very good year there; a lot of it working capital. How do you think about that in 2016, given that it's a flat year? I mean you've got some initiatives to get more out of the balance sheet. How should we think about that?

David Martin:
Well, certainly it was a really strong year that -- and it surprised me in some ways, but I commend everybody on the operating teams really making a strong effort. The -- I think there's some opportunity again to improve.

But from an operating cash flow perspective, it could certainly be a little bit less potentially. But if we are able to make the same kind of progress that we made this year, we can have an equal chance of having the same operating cash flow. And then a similar amount of capital expenditures as well, so, free cash flow will be strong again.

I will be cautiously optimistic at this point in terms of giving any kind of guidance there. But I think we, as we said, really good prospects in that regard.

Charles Gordon:
And I would echo what David said, but also add that, from my perspective as a -- and background as an Operations person, DSO is a quality metric. If we are doing a good job with our customers, and we are invoicing accurately and providing the quality of work that we've contracted to, we very rarely have a DSO problem.

And so, what I challenge the operating guys with -- and it's certainly part of their bonus program -- is that I expect lower DSOs. Because I think the opportunity is there from an operating perspective. As we continually focus on quality and focus on how we administer the business, there is -- there remains opportunity to reduce our AR further.

Eric Stine:
Okay. Great to hear. Well, it's well-done in 2015. Maybe then just turning to Appomattox. I may have missed it. Did you give a quantity or quantify what you think the impact could be in the fourth quarter?

And then secondly, I know you might be limited as to what you can say, but any thoughts on how this may roll out the rest of it in 2017 and 2018?

Charles Gordon:
So, the contract is -- like I mentioned, is the revenue expectation is slightly north of $130 million. The -- we would expect startup to start early in the fourth quarter. Certainly, we'll be in the startup mode as we go through that. We'd expect increasing production as we go through the quarter.

The agreement that we have is that we will conclude production by the end of the first quarter of 2018, and we would expect that we would probably be finished before that by at least a quarter. But that's the schedule that we have with the customer. We control how much we want to produce during the time period up to first-quarter 2018.

So, as I look at the forecast for Q4, we do not have the usual project risk of delays because of other things the customer is doing. If there's -- the risk that we have is on us to manage the construction of the facility and the startup of the facility, which we feel good about, based on the current schedule.

We have not, nor will we, give any kind of gross margin on the project. Typically, I think what we see in that facility is gross margins around 25%, but we have not commented on this project. Large project. We are excited about it. And that's the information that I'd give on it.

Eric Stine:
Okay. No, that's great. Thanks a lot for that. Maybe lastly, just on Sewer or Infrastructure Solutions, just the international piece, I know you've gotten out of many of these unprofitable markets and been focused on third-party tube sales. So maybe just how that process is going on the third-party tube sale front; whether it's multiyear agreements, relationships, clarity would be great. Thanks.

Charles Gordon:
So, MTC is our entity that does tube sales across the world, and they had a really nice year in 2015. Really, really pleased with the progress they made, both on the gross margin line and in terms of revenue growth. We saw revenue growth sort of across the board.

I would also add that we struggled a bit in Europe. I think it's a sign of the economy over there. But we had a really nice year in our Asia-Pacific business. Really nice year. We were very pleased with that business. Both Fyfe Fibrwrap and also Insituform had really -- and MTC -- had really good, really solid years across APAC. So we're really, really pleased about that.

I think we have some challenges in Europe. I think a lot of it has -- are economy-related, but we are certainly focused on that as we go forward. But overall, the tube sales were good last year. Third-party tube sales were good across the globe.

Eric Stine:        Okay, thanks a lot.

Operator:	Thank you. And our next question comes from the line of David Rose with Wedbush Securities. Your line is open. Please go ahead.

David Rose:	I was wondering if we can just clarify from a housekeeping perspective your comments about the variance in Q1? Did I understand it was a $0.07 to $0.09 variance?

Charles Gordon:
What I said was that we expect the upstream businesses to be down by $0.07 to $0.09 in the first quarter. That would be partially offset by our cost reduction activity and obviously the UGSI incremental earnings that we'll get.

David Rose:
Okay. So, down but not to that magnitude. Okay, that's helpful. Thank you. And then, as it relates to your full-year outlook, in January, when you made the announcement of Underground Solutions, you had talked about that your guidance for 2016 did not include Appomattox, but now your guidance does. You also mentioned, I think at that time, that you would start -- you expected to start in the fourth quarter. So what changed in the guidance?

Charles Gordon:
I think what we've seen is more headwinds over the last couple of months in the upstream market than we went in -- than we finished the year with. I think part of that, we've seen customers push projects back. We've seen some project cancellations. I think part of it could well be some of the economic news has been challenging. That's for sure.

So I think what we've seen is just probably more conservatism on our customers than we expected. But I would couple that with also saying that, every month, we get more confident in what -- in the Appomattox contract, and the timing of the revenue and profit from that contract. So, I think it's both situations. We have more confidence in Appomattox, but certainly, I believe we have seen some slowness in the upstream market that we didn't anticipate late last year.

David Rose:
So as we -- and I guess that's the biggest risk to the guidance, is really the fourth quarter and Appomattox. And I think we were trying to quantify it -- maybe the last question. Can you give us a --?

Charles Gordon:	I'm sorry, David?

David Rose:
Well, I'm just trying to -- if you can kind of maybe bracket, give us a sense of what that Appomattox piece might be in the fourth quarter? Just so we have an idea of what the potential risk is for an earnings push-out?

Charles Gordon:
Well, I think what we believe is that Appomattox will -- I want you to remember two things. We went into Q1 of 2015 in a fairly strong position, because UPS and Bayou both had pretty solid backlog. We also owned Bayou Canada. But they had pretty strong backlog that was sort of a remnant of before oil prices dropped. So our Q1 last year for those businesses was fairly strong.

Certainly, that tailed off dramatically entering into Q2. And so we had sort of a first-quarter phenomenon in 2015, which certainly didn't -- we -- didn't repeat itself going into 2016 nor did we expect it to. I would say that as you -- what we believe is that Appomattox will offset the challenges we've seen in Q1, and they sort of offset each other. We had a great Q1 in 2015. We had a very challenging Q4 with the upstream businesses in 2015. And now we are going to see it reverse itself in 2016. That's about as far as I'll go on guidance.

David Rose:
No, that's actually very helpful. I appreciate it. And then just two last ones, if I may. The guidance for the margins on the Energy Services, if I recall, was similar to 2015, but your exit rate for the fourth quarter was better than I think many of us expected, or certainly I did. And it's above your average for the year.

So what drove the upside? And why is it coming back down in 2016 versus that fourth-quarter exit rate? Or did I misunderstand that?

David Martin:	No, I think you got it right. It was a good quarter from an overall turnaround perspective, and we expect that to continue in Q1. I think that it will be a good quarter for the business.

As we get out past that into the middle part of the year and even third-quarter, there is less turnaround activity. And I think we are trying to be cautious about where margins overall can be in the business beyond that.

David Rose:
Okay. And then the last one is just to get a better sense in terms of the tailwinds or headwinds you may have on a materials cost perspective. I think you benefited in 2015 from resin costs. Can you give us a perspective of the magnitude of that benefit? And what your thoughts are for 2016 of potential tailwinds or headwinds on resin?

David Martin:
Overall from the input perspective for resin, fiber, and other materials and other chemicals, it's really steady right now. We -- certainly we do see a little bit of here and there, but it's been -- we have really good strong relationships with all of our vendors. And we've locked in pretty favorable pricing.

We also -- we do a, I think, a very good job in terms of making sure that we are not calling down the road with respect to how we bid now, and then execute jobs down the road. And so, we think we've locked in pretty well.

Obviously, if there is a big spike in oil prices, there's a little bit of a lag, if you will, in terms of how that impacts our overall pricing. But for our expectations from the vendors and what we've seen so far is another steady year before that. We won't see this same kind of -- we saw a pretty nice decline during 2015 that we obviously won't see continue to drop, we don't think. But as far as we -- how we've been projecting the business and what our expectations for margins are, it's steady.

David Rose:	Okay, great. That's helpful. Thank you, David.

Charles Gordon:	Thank you, David.

Operator:	Thank you. And our next question comes from the line of John Rogers, D.A. Davidson. Your line is open. Please go ahead.

John Rogers:
Chuck, just a little bit of follow-up on the Corrosion Protection business. Can you talk a little bit about any opportunities that you have relative to some of the onshore buildout plans that are being reported in the press? And how significant is that for you? Especially if it sounds like maybe the offshore beyond the Appomattox project, I mean, is at risk of slowing out into 2017 and 2018? Or did I misunderstand your comments?

Charles Gordon:
Oh, sure. Corrpro, which is the corrosion protection and assessment business that we have in North America, has about 20% of its revenues are related to new construction. Certainly all the pipelines, all the new pipelines, we're very involved in selling those and chasing those. We have what we believe is that the Canadian market in particular will be more difficult this year than it was last year for new construction.

But we -- as we go through the year, Corrpro certainly has opportunity. And we are certainly very engaged in all those projects.

John Rogers:	Okay. And are those bookings that we would see in 2016? Or is it -- or that you've already started to get?

Charles Gordon:	Well, some of them are already in backlog. Some of them we are anticipating. It's a mix.

John Rogers:
Okay. Okay. Thank you. And then just on the acquisition front, I mean, given what looks like a great combination with Underground Solutions, are there other opportunities out there? I mean, are you seeing more?

Charles Gordon:
There are other opportunities out there. I would say that we continually assess acquisition opportunities, both within Corrosion Protection and within Infrastructure Solutions. We take a very careful look to make sure that we think we can integrate them correctly, and that we can provide leverage for growth and their future success. But there are opportunities and our team -- our strategy team is continually looking at opportunities for M&A.

John Rogers:	Okay. But over the next -- I don't know, two to three years, I mean, should we assume more on the Underground Solutions type work or is --?

Charles Gordon:	I would assume that we would do more acquisitions over the next two or three years, probably both in Corrosion Protection and in Infrastructure Solutions.

John Rogers:	Okay, great. Thank you.

Charles Gordon:	Thank you.

Operator:	Thank you. And I'm showing no further questions at this time. I'd like to turn the call back to Mr. Gordon for closing remarks.

Charles Gordon:	Thank you for joining us this morning. We are proceeding with investments to enhance our growth prospects while addressing the new reality with respect to oil prices. 2016 will present its challenges, but I believe with strong execution and a focus on adding value to our customers, we will come through with a company that is better positioned for growth going into 2017.

Thank you. Thanks for joining the call.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a wonderful day.

END